EXHIBIT 99.1
Polypore Announces Acquisition of Microporous; Increases 2008 Financial Guidance
CHARLOTTE, NC — March 3, 2008 — Polypore International, Inc. (NYSE: PPO) announced that through its subsidiaries, Daramic, LLC and Daramic Acquisition Corporation (Daramic), the company has purchased 100% of the stock of Microporous Holding Corporation, the parent company of Microporous Products L.P. (Microporous), from Industrial Growth Partners II L.P. and other stockholders for total consideration of approximately $76 million. The acquisition was funded with a combination of cash, assumption of debt and borrowings under Polypore’s existing credit facility.
Daramic, a global leader in the transportation and industrial battery separator market, manufactures a broad range of high-performance battery separator membranes. The acquisition of Microporous adds rubber-based battery separator technology to the Daramic product line. This acquisition broadens Polypore’s participation in the deep-cycle industrial battery market (e.g. golf cart and stationary batteries), adds to the membrane technology portfolio and product breadth, enhances service to common customers and adds cost-effective production capacity.
2008 Guidance
As a result of its acquisition of Microporous, Polypore has increased its financial guidance for fiscal 2008. For the year ending January 3, 2009, Polypore now expects to achieve net sales of $580 million to $605 million, Adjusted EBITDA of $170 million to $178 million and earnings per diluted share in the range of $0.90 to $1.01. These estimates are based on an assumed full-year weighted average fully diluted share count of 40.7 million shares. Additionally, the company estimates total capital expenditures of approximately $52 million in 2008.
About Polypore International, Inc.
Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in ten countries serving six continents. See www.polypore.net.
About Daramic, LLC
Daramic, LLC — part of Polypore’s Energy Storage business segment — produces battery separator membranes used primarily in transportation and industrial applications. With the acquisition of Microporous, Daramic has nine manufacturing plants and three technical centers that serve a global customer base. See www.daramic.com.
Investor Contact: Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.

Non-GAAP Supplemental Information
Adjusted EBITDA is a non-GAAP financial measure presented as a supplemental disclosure to net income, which is the most directly comparable GAAP measure. Adjusted EBITDA is defined in Polypore’s credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs and other non-cash or non-recurring charges. Because certain items included in net income are difficult to forecast reliably, Polypore is unable to provide a quantitative reconciliation of Adjusted EBITDA to net income. The unavailable reconciling items could significantly impact Polypore’s future financial results.
Polypore presents this non-GAAP financial measure because it believes that it is a useful indicator of its operating performance. Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility. Polypore’s management also uses Adjusted EBITDA to review and assess its operating performance in connection with employee incentive programs and the preparation of its annual budget and financial projections. Polypore believes that this non-GAAP financial measure also facilitates the comparison of results for current periods and guidance for future periods with results for past periods.
Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, Polypore’s calculation of this non-GAAP financial measure may not be comparable to the calculation of similarly titled measures reported by other companies.
Forward-Looking Statement
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facilities; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.
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